                                                                                                                                                    Exhibit 99

Parent of CFBank,  NA

PRESS RELEASE
FOR IMMEDIATE RELEASE:	May 6, 2020
For Further Information:	Timothy T. O'Dell, President & CEO
Phone: 614.318.4660
Email: timodell@cfbankmail.com

CENTRAL FEDERAL CORPORATION, PARENT OF CFBANK, ANNOUNCES 1st QUARTER 2020 EARNINGS REPRESENTING A 19% YEAR-OVER-YEAR INCREASE.

Columbus, Ohio – May 6, 2020 – Central Federal Corporation (NASDAQ: CFBK) (the “Company”), the parent of CFBank, today announced financial results for the first quarter ended March 31, 2020.

First Quarter 2020 Highlights

•	Net income increased 19%, up $325,000, compared to the same quarter of 2019.
•	Book Value per common share at March 31, 2020 increased $0.45 to $12.85 per share, compared to December 31, 2019.
•	Assets topped $900 million at March 31, 2020.
•	Net loans and leases increased $44.6 million (up 6.7%) from December 31, 2019.
•

Noninterest income for the quarter increased by 103% when compared to the same quarter of 2019 due primarily to net gains on sales of loans related to the investment in expanding our residential mortgage lending business, coupled with swap fee income. Although noninterest income more than doubled, the rate of growth on our net gains on sales of loans was adversely impacted by market conditions and the widening of credit spreads which affected our residential mortgage lending business.

•	Credit quality remains strong as nonperforming assets to total assets decreased to 0.07% at March 31, 2020 from 0.28% at December 31, 2019.

Timothy T. O’Dell, President and CEO, commented, “CFBank posted solid performance results for the first quarter, particularly considering the adverse market conditions encountered for residential mortgage lending. Net income was up 19%, loans grew 6.7%, or nearly $45 million during the first quarter lifting our assets above $900 million. Our Commercial Business model with our Team business development and relationship building approach, continues to generate quality growth by driving new business banking relationships. Our expanding market presence in three major regional metro markets (Columbus, Cleveland and Cincinnati), provides enhanced business and growth opportunities along with increased geographic diversification.

“Subsequent to quarter end, CFBank began making loans to qualifying small business through the U.S. Small Business Administration’s Paycheck Protection Program (PPP) and we expect to complete loans to more than 500 small businesses under this program. Through helping these businesses access PPP loans, we have opened the door to banking numerous new to CFBank business customers.

“The environment for us and our industry is currently challenging, and the Covid-19 economic impact is difficult to predict.  However, we enter the second quarter well capitalized and with strong Credit Quality.  Subsequent to quarter end we have seen signs of stabilization in the mortgage lending markets. Our approach is to power through the prevailing headwinds by continuing to focus on adding quality new customers while overcoming the margin pressures with fee income growth. First quarter fee income was up double (up more than 100%) as compared to the first quarter of 2019, even during a period in which we experienced volatility in mortgage lending market conditions.

“We believe our job as business leaders is to adapt and overcome obstacles to meet Earnings and Performance expectations.”

Robert E. Hoeweler, Chairman of the Board, added “Our Leadership Team and Bank are well experienced and prepared to tackle the currently challenging economic environment. Our historically disciplined credit culture along with having strong capital positions and capital available has us well positioned to remain stable and capitalize on resultant business opportunities that come to us from others that might not be as well positioned.”

Overview of Results

Net income for the three months ended March 31, 2020 totaled $2.0 million (or $0.30 per diluted common share) and increased $325,000, or 19.3%, compared to net income of $1.7 million (or $0.39 per diluted common share) for the three months ended March 31, 2019.

Net interest income.  Net interest income totaled $6.1 million for the quarter ended March 31, 2020 and increased $1.0 million, or 20.1%, compared to net interest income of  $5.1 million for the quarter ended March 31, 2019.  The increase in net interest income was primarily due to a $2.0 million, or 25.2%, increase in interest income, partially offset by a $982,000, or 34.6%, increase in interest expense.  The increase in interest income was primarily attributed to a $216.7 million, or 34.0%, increase in average interest-earning assets outstanding, resulting primarily from an increase in net loans and loans held for sale, partially offset by a 32bps decrease in average yield on interest-earning assets.  The increase in interest expense was attributed to a $192.3 million, or 38.4%, increase in average interest-bearing liabilities, partially offset by a 6bps decrease in the average cost of funds on interest-bearing liabilities.    The net interest margin of 2.87% for the quarter ended March 31, 2020 decreased 33bps compared to the net interest margin of 3.20% for the quarter ended March 31, 2019.

Provision for loan and lease losses.  There was no provision for loan and lease losses for the quarter ended March 31, 2020 or the quarter ended March 31, 2019, which is due to strong credit quality.  Net charge-offs for the quarter ended March 31, 2020 totaled $65,000, compared to net recoveries of $12,000 for the quarter ended March 31, 2019.

Noninterest income.  Noninterest income for the quarter ended March 31, 2020 totaled $3.4 million and increased $1.7 million, or 103.3%, compared to $1.7 million for the quarter ended March 31, 2019.  The increase was primarily due to a $1.3 million increase in net gain on sale of loans, coupled with a $393,000 increase in swap fee income.  The increase in net gain on sale of loans was primarily a result of increased sales volume related to our residential mortgage lending business; however, our gain on sale of loans was adversely affected by market-related valuation adjustments on customer derivatives related to the widening of credit spreads.  The increase in swap fee income was due to an increase in customer swap transactions.

Noninterest expense.  Noninterest expense for the quarter ended March 31, 2020 totaled $7.0 million and increased $2.3 million, or 50.1%, compared to $4.7 million for the quarter ended March 31, 2019.  The increase in noninterest expense during the three months ended March 31, 2020 was primarily due to a $717,000 increase in professional fee expense, a $649,000 increase in advertising and marketing expense, and a $544,000 increase in salaries and employee benefits expense. The increase in professional fees was related to increased activities, volumes and outsourcing in our residential mortgage business.  The increase in advertising and marketing expense was primarily due to increased expenditures related to leads-based marketing to drive revenue growth in our residential mortgage lending business.  The increase in salaries and employee benefits expense was primarily due to the expansion of our residential mortgage lending business, consistent with our focus on driving noninterest income, coupled with an increase in personnel to support our growth, infrastructure and risk management practices.

Income tax expense.  Income tax expense was $517,000 for the quarter ended March 31, 2020,  an increase of $98,000, compared to $419,000 for the quarter ended March 31, 2019.  The effective tax rate for the quarter ended March 31, 2020 was approximately 20.5%, as compared to approximately 20.0% for the quarter ended March 31, 2019.

Balance Sheet Activity

General.  Assets totaled $945.4 million at March 31, 2020 and increased $64.9 million, or 7.4%, from $880.5 million at December 31, 2019.  The increase was primarily due to a $44.6 million increase in net loan balances, and a $29.5 million increase in cash and cash equivalents, partially offset by a $20.5 million decrease in loans held for sale.

Cash and cash equivalents.  Cash and cash equivalents totaled $75.4 million at March 31, 2020, and increased $29.5 million, or 64.2%, from $45.9 million at December 31, 2019.  The increase in cash and cash equivalents was primarily attributed to an increase in FHLB advances and other borrowings, coupled with a decrease in loans held for sale.

Securities.  Securities available for sale totaled $11.4 million at March 31, 2020, and increased  $3.2 million, or 39.3%, compared to $8.2 million at December 31, 2019.  The increase was due to security purchases, partially offset by principal maturities.

Loans held for sale.    Loans held for sale totaled $115.2 million at March 31, 2020 and decreased $20.5 million, or 15.1%, from $135.7 million at December 31, 2019.  The decrease was due to the timing of loan sales and purchases by investors.

Loans and Leases.    Net loans and leases totaled $707.9 million at March 31, 2020, and increased $44.6 million, or 6.7%, from $663.3 million at December 31, 2019.  The increase was primarily due to a $23.9 million increase in commercial loan balances,  an  $18.6 million increase in commercial real estate loan balances, and  a $15.2 million increase in multi-family loan balances, partially  offset by a $15.4 million decrease in construction loan balances.  The increases in the aforementioned loan balances were primarily due to increased sales activity and new relationships.  The decrease in construction loan balances was primarily due to the completion of construction projects.

Allowance for loan and lease losses (ALLL).    The allowance for loan and lease losses totaled $7.1 million at March 31, 2020, and decreased $65,000, or 0.9%, from  $7.1 million at December 31, 2019.  The decrease in the ALLL is due to net charge-offs during the quarter ended March 31, 2020.  The ratio of the ALLL to total loans was 0.99% at March 31, 2020, compared to 1.06% at December 31, 2019.

Deposits.  Deposits totaled $748.5 million at March 31, 2020, an increase of $2.2 million, or 0.3%, from $746.3 million at December 31, 2019.    The increase is due to a $13.4 million increase in interest-bearing deposit accounts, partially offset by a $11.2 million decrease in noninterest-bearing account balances.    Interest-bearing deposit accounts increased to $644.2 million at March 31, 2020, from $630.8 million at December 31, 2019.  The increase in interest-bearing accounts is primarily attributed to a $13.3 million increase in certificate of deposit account balances, partially offset by a $1.3 million decrease in money market account balances. The increase in certificate of deposit account balances was due to increases in retail and listing service certificates of deposits, partially offset by a decrease in brokered certificates of deposit.  The certificate of deposit and savings account balances were primarily due to increases in customer relationships and balances from on-going sales and marketing activities. The decrease in noninterest-bearing checking account balances was due to the timing of certain large customer transactions.

Stockholders’ equity. Stockholders’ equity totaled $82.9 million at March 31, 2020, an increase of $2.2 million, or 2.7%, from $80.7 million at December 31, 2019.  The increase in total stockholders’ equity was primarily attributed to  net income.

About Central Federal Corporation and CFBank

Central Federal Corporation is a financial holding company that owns 100% of the stock of CFBank, National Association (CFBank), which was formed in Ohio in 1892 and converted from a federal savings association to a national bank on December 1, 2016. CFBank has a presence in four major metro Ohio markets – Columbus, Cleveland, Cincinnati and Akron-  as well as its two branch locations in Columbiana County, Ohio.  Also,  in  March 2019, CFBank opened a branch location in Blue Ash, Ohio, which is its second location in the Cincinnati market.    CFBank provides personalized Business Banking products and services including commercial loans and leases, commercial and residential real estate loans and treasury management depository services.  As a full service commercial bank, our business, along with our products and services, is focused on serving the banking and financial needs of closely held businesses.  Our business model emphasizes personalized service, customer access to decision makers, quick execution, and the convenience of online internet banking, mobile banking, remote deposit and corporate treasury management.  In addition, CFBank provides residential lending and full service retail banking services and products.

Additional information about the Company and CFBank is available at www.CFBankOnline.com

FORWARD LOOKING STATEMENTS

This earnings release and other materials we have filed or may file with the Securities and Exchange Commission (“SEC”) contain or may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Reform Act of 1995, which are made in good faith by us.  Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of Central Federal Corporation or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements, including, without limitation, impacts from the ongoing COVID-19 pandemic on local, national and global economic conditions in general and on our industry and business in particular, including adverse impacts on our customer’s operations, financial condition and ability to repay loans, changes in interest rates or disruptions in the mortgage market, and the effects of various governmental responses to the pandemic, including stimulus packages and programs, in addition to those risks detailed from time to time in our reports filed with the SEC, including those identified in “Item 1A.  Risk Factors” of Part I of our Form 10-K filed with SEC for the year ended December 31, 2019.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  We believe that we have chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this earnings release speak only as of the date hereof.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Income
($ in thousands, except share data)
(unaudited)	Three months ended
	March 31,
	2020	2019	% change
Total interest income	$9,946	$7,941	25%
Total interest expense	3,823	2,841	35%
Net interest income	6,123	5,100	20%

Provision for loan and lease losses	-	-	n/m
Net interest income after provision for loan and lease losses	6,123	5,100	20%

Noninterest income
Service charges on deposit accounts	151	124	22%
Net gain on sales of loans	2,844	1,503	89%
Swap fee income	393	-	n/m
Other	56	67	-16%
Noninterest income	3,444	1,694	103%

Noninterest expense
Salaries and employee benefits	3,045	2,501	22%
Occupancy and equipment	253	218	16%
Data processing	447	316	41%
Franchise and other taxes	179	106	69%
Professional fees	1,005	288	249%
Director fees	158	131	21%
Postage, printing and supplies	58	67	-13%
Advertising and marketing	1,275	626	104%
Telephone	54	45	20%
Loan expenses	97	46	111%
Foreclosed assets, net	-	(9)	n/m
Depreciation	86	71	21%
FDIC premiums	157	152	3%
Regulatory assessment	45	42	7%
Other insurance	27	23	17%
Other	158	71	123%
Noninterest expense	7,044	4,694	50%

Income before income taxes	2,523	2,100	20%
Income tax expense	517	419	23%
Net Income	2,006	1,681	19%
Accretion of discount and value of warrants exercised related to Series B preferred stock	-	26	n/m
Earnings allocated to participating securities (Series C preferred stock)	(377)	-	n/m
Net Income attributable to common stockholders	$1,629	$1,707	-5%

Share Data
Basic earnings per common share	$0.31	$0.39
Diluted earnings per common share	$0.30	$0.39

Average common shares outstanding - basic	5,333,947	4,355,748
Average common shares outstanding - diluted	5,400,318	4,417,775

n/m - not meaningful

Consolidated Statements of Financial Condition

($ in thousands)	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
(unaudited)	2020	2019	2019	2019	2019
Assets
Cash and cash equivalents	$75,352	$45,879	$37,299	$34,323	$95,993
Interest-bearing deposits in other financial institutions	100	100	100	100	100
Securities available for sale	11,390	8,174	9,183	10,189	9,144
Loans held for sale	115,197	135,711	82,382	52,184	27,920
Loans and leases	714,941	670,441	637,516	605,724	571,580
Less allowance for loan and lease losses	(7,073)	(7,138)	(7,057)	(7,029)	(7,024)
Loans and leases, net	707,868	663,303	630,459	598,695	564,556
FHLB and FRB stock	4,510	4,008	3,969	3,816	3,816
Foreclosed assets, net	-	-	-	-	-
Premises and equipment, net	4,040	3,991	4,052	4,032	3,875
Operating lease right of use assets	1,685	1,780	1,874	1,967	2,057
Bank owned life insurance	5,381	5,345	5,309	5,272	5,237
Accrued interest receivable and other assets	19,842	12,254	11,810	10,415	7,781
Total assets	$945,365	$880,545	$786,437	$720,993	$720,479

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$104,322	$115,530	$110,378	$106,716	$130,563
Interest bearing	644,183	630,793	575,569	521,870	501,266
Total deposits	748,505	746,323	685,947	628,586	631,829
FHLB advances and other debt	82,594	29,017	22,500	18,500	18,500
Advances by borrowers for taxes and insurance	636	929	509	340	398
Operating lease liabilities	1,856	1,960	2,062	2,163	2,261
Accrued interest payable and other liabilities	14,078	6,846	6,741	5,698	5,081
Subordinated debentures	14,815	14,806	14,796	14,786	14,776
Total liabilities	862,484	799,881	732,555	670,073	672,845

Stockholders' equity	82,881	80,664	53,882	50,920	47,634
Total liabilities and stockholders' equity	$945,365	$880,545	$786,437	$720,993	$720,479

Consolidated Financial Highlights
	At or for the three months ended
($ in thousands except per share data)	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
(unaudited)	2020	2019	2019	2019	2019
Earnings
Net interest income	$6,123	$6,040	$5,331	$5,229	$5,100
Provision for loan and lease losses	$-	$-	$-	$-	$-
Noninterest income	$3,444	$4,174	$3,287	$2,565	$1,694
Noninterest expense	$7,044	$6,426	$5,328	$4,931	$4,694
Net Income	$2,006	$3,023	$2,617	$2,280	$1,681
Basic earnings per common share	$0.31	$0.51	$0.59	$0.55	$0.39
Diluted earnings per common share	$0.30	$0.51	$0.59	$0.55	$0.39

Performance Ratios (annualized)
Return on average assets	0.90%	1.45%	1.41%	1.28%	1.00%
Return on average equity	9.81%	16.83%	20.12%	18.77%	14.57%
Average yield on interest-earning assets	4.66%	4.94%	5.00%	5.01%	4.98%
Average rate paid on interest-bearing liabilities	2.21%	2.36%	2.45%	2.42%	2.27%
Average interest rate spread	2.45%	2.58%	2.55%	2.59%	2.71%
Net interest margin, fully taxable equivalent	2.87%	3.04%	3.02%	3.08%	3.20%
Efficiency ratio	73.63%	62.91%	61.82%	63.27%	69.09%
Noninterest expense to average assets	3.15%	3.09%	2.87%	2.77%	2.80%

Capital
Tier 1 capital leverage ratio (1)	10.68%	10.58%	10.03%	9.44%	9.60%
Total risk-based capital ratio (1)	13.23%	12.96%	12.09%	11.95%	12.45%
Tier 1 risk-based capital ratio (1)	12.29%	11.97%	11.01%	10.79%	11.20%
Common equity tier 1 capital to risk weighted assets (1)	12.29%	11.97%	11.01%	10.79%	11.20%
Equity to total assets at end of period	8.77%	9.16%	6.85%	7.06%	6.61%
Book value per common share	$12.85	$12.40	$12.00	$11.39	$10.84
Tangible book value per common share	$12.85	$12.40	$12.00	$11.39	$10.84
Period-end market value per common share	$10.52	$13.95	$12.45	$12.04	$12.82
Period-end common shares outstanding	5,337,598	5,376,454	4,490,275	4,471,365	4,392,296
Average basic common shares outstanding	5,333,947	5,062,244	4,488,399	4,412,726	4,355,748
Average diluted common shares outstanding	5,400,318	5,111,603	4,525,449	4,452,637	4,417,775

Asset Quality
Nonperforming loans	$696	$2,439	$2,423	$2,418	$2,078
Nonperforming loans to total loans	0.10%	0.36%	0.38%	0.40%	0.36%
Nonperforming assets to total assets	0.07%	0.28%	0.31%	0.34%	0.29%
Allowance for loan and lease losses to total loans	0.99%	1.06%	1.11%	1.16%	1.23%
Allowance for loan and lease losses to nonperforming loans	1016.24%	292.66%	291.25%	290.69%	388.02%
Net charge-offs (recoveries)	$65	$(81)	$(28)	$(5)	$(12)
Annualized net charge-offs (recoveries) to average loans	0.04%	(0.05%)	(0.02%)	0.00%	(0.01%)

Average Balances
Loans	$679,720	$648,160	$618,586	$590,088	$557,527
Assets	$895,625	$832,486	$741,716	$712,132	$671,038
Stockholders' equity	$81,816	$71,849	$52,018	$48,576	$46,142

(1)  Regulatory capital ratios of CFBank